Exhibit 4.1

                               ROGERS CORPORATION
                   EXECUTIVE SUPPLEMENTAL RETIREMENT AGREEMENT

                                 First Amendment

         Pursuant to Section 9.5 of the Rogers Corporation Executive Supplemental Retirement Agreement (the "Agreement"), dated as of December 5, 2002, by and between Rogers Corporation (the "Company") and Walter E. Boomer (the "Executive"), the Company and the Executive each desire to amend the Agreement, as follows:

1. Effective as of January 1, 2004, Article One of the Agreement is amended by adding a new Section 1.6 immediately following Section 1.5 thereof, as follows:

         "1.6 Employment Taxes. In addition to any other benefit payable pursuant to this Agreement, the Executive shall be entitled to receive an additional payment for each year, beginning after December 31, 2003, equal to the amount of the Executive's net out-of-pocket expenses related to any employment or similar tax which results from benefits accrued under this Agreement and any payment made under this Section 1.6."

2. Except as so amended, the Agreement in all other respects is hereby confirmed.

         IN WITNESS WHEREOF, the Company has caused this First Amendment to the Agreement to be executed by its duly authorized officer, and the Executive has hereunto set his hand, each on this 29th day of April, 2004.



                                            ROGERS CORPORATION



/s/ Walter E. Boomer                        By: /s/ Robert M. Soffer
-------------------------------------------     --------------------------------
Walter E. Boomer, in his individual capacity    Robert M. Soffer
                                                Vice President and Secretary




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